Exhibit 10.2
2002 INCENTIVE PLAN OF
OCEANEERING INTERNATIONAL, INC.
First Amendment
          Oceaneering International, Inc., a Delaware corporation (the “Company”), having reserved the right under Paragraph 13 of the 2002 Incentive Plan of Oceaneering International, Inc. (the “Plan”), to amend the Plan, does hereby amend the Plan, effective as of the close of business on December 31, 2008, as follows:
     1. The definition of “Fair Market Value” in Paragraph 3 of the Plan is hereby amended in its entirety to read as follows:
“‘Fair Market Value’ of a share of Common Stock means, as of a particular date, (i) if shares of Common Stock are listed or quoted on a national securities exchange, the closing price per share of Common Stock reported or quoted on the consolidated transaction reporting system for the principal national securities exchange on which shares of Common Stock are listed or quoted on that date, or, if there shall have been no such sale so reported or quoted on that date, on the last preceding date on which such a sale was so reported or quoted, (ii) if the Common Stock is not so listed or quoted, the closing price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by the Nasdaq Stock Market, Inc. or, if not reported by the Nasdaq Stock Market, Inc., by the National Quotation Bureau Incorporated, or (iii) if shares of Common Stock are not publicly traded, the most recent value determined by an independent appraiser appointed by the Company for such purpose.”
     2. The definition of “SAR” in Paragraph 3 of the Plan is hereby amended in its entirety to read as follows:
“‘SAR’ means a right to receive a payment, in cash or Common Stock, equal to the excess of the Fair Market Value of a share of Common Stock on the date the right is exercised over the Fair Market Value of a share of Common Stock on the date of grant.”
     3. The fourth sentence of Paragraph 6(a) of the Plan is hereby amended in its entirety to read as follows:
“Subject to paragraph 6(c) and paragraph 20 hereof, the Committee may, in its discretion, provide for the extension of the exercisability of an Award, accelerate the vesting or exercisability of an Award, eliminate or make less restrictive any restrictions contained in an Award, waive any restriction or other provision of this

Plan or an Award or otherwise amend or modify an Award in any manner that is (i) not adverse to the Participant to whom such Award was granted, (ii) consented to by such Participant or (iii) authorized by paragraph 15(c) hereof; provided, however, that no such action shall permit the term of any Option to be greater than five years from the applicable grant date.”
     4. Paragraph 10(b) of the Plan is deleted and Paragraph 10(c) of the Plan is hereby renumbered as Paragraph 10(b) and any affected references thereto are revised accordingly.
     5. The last sentence of Paragraph 12 of the Plan is deleted.
     6. Paragraph 13 of the Plan is hereby amended by adding the following sentence to the end thereof:
“Notwithstanding any provision in this Plan to the contrary, this Plan shall not be amended or terminated in such manner that would cause this Plan or any amounts or benefits payable hereunder to fail to comply with the requirements of Section 409A of the Code, to the extent applicable, and any such amendment or termination that may reasonably be expected to result in such non-compliance shall be of no force or effect.”
     7. Paragraph 15 of the Plan is hereby amended by adding the following subparagraph 15(d) to the end thereof:
“(d) No adjustment authorized by this paragraph 15 shall be made by the Company in such manner that would cause or result in this Plan or any amounts or benefits payable hereunder to fail to comply with the requirements of Section 409A of the Code, to the extent applicable, and any such adjustment that may reasonably be expected to result in such non-compliance shall be of no force or effect.”
     8. The Plan is hereby amended by adding the following new Paragraph 20 to the end thereof which shall read as follows:
“20. Code Section 409A. Notwithstanding anything in this Plan to the contrary, if any Plan provision or Award under the Plan would result in the imposition of an additional tax under Code Section 409A and related regulations and Treasury pronouncements (“Section 409A”), that Plan provision or Award will be reformed to avoid imposition of the applicable tax and no action taken to comply with Section 409A shall be deemed to adversely affect the Participant’s rights to an Award. This Plan is intended to comply with Section 409A, and ambiguous provisions hereof, if any, shall be construed and interpreted in a manner that is compliant with the application of Section 409A. The Plan shall neither cause nor permit any payment, benefit or consideration to be substituted for a benefit that is payable under this Plan if such action would result in the failure of any amount that is subject to Section 409A to comply with the applicable requirements of Section 409A.”

     9. The Plan shall remain in full force and effect and, as amended by this First Amendment, is hereby ratified and affirmed in all respects.
          IN WITNESS WHEREOF, Oceaneering International, Inc. has caused these presents to be executed by its duly authorized officer in a number of copies, all of which shall constitute one and the same instrument, which may be sufficiently evidenced by any executed copy hereof, on this 15th day of December 2008, but effective as of the close of business on December 31, 2008.

OCEANEERING INTERNATIONAL, INC.
By:	/s/ George R. Haubenreich, Jr.
George R. Haubenreich, Jr.
Senior Vice President, General Counsel and Secretary